SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No     )
FIRST CHESTER COUNTY CORPORATION
(Name of Issuer)
COMMON STOCK, PAR VALUE $1 PER SHARE
(Title of Class of Securities)
31947W100
(CUSIP Number)
JUNE 11, 2008
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)

CUSIP No.	31947W100

1	NAMES OF REPORTING PERSONS: GEORGE W. CONNELL

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	UNITED STATES

	5	SOLE VOTING POWER:

NUMBER OF		282,164

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		282,164

WITH	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	282,164

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

	5.44%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Item 1(a) Name of Issuer:
FIRST CHESTER COUNTY CORPORATION
Item 1(b) Address of Issuer’s Principal Executive Offices:
9 N HIGH ST WEST CHESTER PA 19380
Item 2(a) Name of Person Filing:
GEORGE W. CONNELL
Item 2(b) Address of Principal Business Office or, if none, Residence:
THREE RADNOR CORPORATE CENTER SUITE 450 RADNOR PA 19087
Item 2(c) Citizenship:
UNITED STATES
Item 2(d) Title of Class of Securities:
COMMON STOCK, $1 PAR VALUE
Item 2(e) CUSIP Number:
31947W100
Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b) ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c) ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e) ☐ An investment adviser in accordance with §240.13d- 1(b)(1)(ii)(E);
(f) ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g) ☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:	282,164

(b) Percent of class:	5.44%

(c) Number of shares as to which the person has:

(a) Sole power to vote or to direct the vote	282,164

(b) Shared power to vote or to direct the vote	NONE

(c) Sole power to dispose or to direct the disposition of	282,164

(d) Shared power to dispose or to direct the disposition of	NONE
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
N/A
Item 8. Identification and Classification of Members of the Group
N/A
Item 9. Notice of Dissolution of Group
N/A

Item 10. Certifications
(b) The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date
JUNE 30, 2008
Signature

/s/ GEORGE W. CONNELL

Name/Title	GEORGE W. CONNELL